NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange ("NYSE" or the "Exchange") hereby notifies the Securities and Exchange Commission (the "Commission") of its intention to remove the entire class of Equity Shares of Azure Power Global Limited (the "Company") from listing and registration on the Exchange on November 13, 2023, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the Equity Shares are no longer suitable for continued listing and trading on the NYSE. The Exchange has determined that the Company's Equity Shares are not suitable for listing, because the Company is a late filer and has not filed with the Securities and Exchange Commission its annual report on Form 20-F for the fiscal year ended March 31, 2022, and current report on Form 6-K for the half year ended September 30, 2022 (collectively, the "Delayed Filings"). The Company informed the NYSE and made public disclosure on July 13, 2023, that it will not be able to complete its Delayed Filings by August 16, 2023, which is the maximum time allowed under Section 802.01E of the NYSE's Listed Company Manual. On July 13, 2023, the Exchange determined that the Equity Shares of the Company should be suspended from trading and directed the preparation and filing with the Commission of this application for the removal of the Equity Shares from listing and registration on the NYSE. The Company was notified on July 13, 2023. Pursuant to the above authorization, a press release regarding the proposed delisting was issued and posted on the Exchange's website on July 13, 2023, and trading in the Equity Shares was immediately suspended. The Company had a right to appeal to a Committee of the Board of Directors of the Exchange, the determination to delist the Equity Shares, provided it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of the delisting determination. The Company filed such a request on July 26, 2023, within the specified time period. On October 30, 2023, the Committee issued a decision in which it upheld the Exchange's previously announced determination to delist the Company's Equity Shares. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.